ARMOUR RESIDENTIAL REIT, INC. FIRST QUARTER WEBCAST SCHEDULED FOR MAY 3, 2016

VERO BEACH, Fla. - April 29, 2016 - ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) announced today that it will provide an online, real-time webcast of its conference call with equity analysts covering first quarter 2016 operating results on Tuesday May 3, 2016. The Company will issue its first quarter 2016 earnings release after the close of trading on May 2, 2016.

The live broadcast will be available online at https://www.webcaster4.com/Webcast/Page/896/14933 on May 3, 2016, beginning at 11:00 a.m. (Eastern Time). The online replay will be available on the Company’s website http://www.armourreit.com and continue for one year.

About ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored entities (“GSEs”), or guaranteed by the Government National Mortgage Association. In addition, through ARMOUR's wholly-owned subsidiary, JAVELIN Mortgage Investment Corp. ("JAVELIN"), ARMOUR has substantially increased its investment in other securities backed by residential mortgages for which the payment of principal and interest is not guaranteed by a GSE or government agency. ARMOUR and JAVELIN are externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website at http://www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

Investor Contact:

James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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